EXHIBIT 99.1

Palatin Initiates Clinical Program for Bremelanotide Co-Formulated with a PDE5i for the Treatment of ED in Patients Non-Responsive to PDE5i Treatment

•	~30-40% of ED patients do not respond to PDE5i treatment
•	Published clinical data and mechanisms of action support clinical study of bremelanotide in combination with a PDE5i
•	Successfully co-formulated bremelanotide with a PDE5i
•	Phase 2 clinical study in PDE5i non-responder ED patients currently expected to commence in 4Q 2023

CRANBURY, NJ – August 10, 2023 /PRNewswire/ – Palatin Technologies, Inc. (NYSE American: PTN), a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor system, today announced it has initiated a clinical development program evaluating bremelanotide, a melanocortin receptor 4 (MCR4) agonist, co-formulated with a PDE5 inhibitor (PDE5i), for the treatment of erectile dysfunction (ED) in patients that do not respond to PDE5i monotherapy.

Published clinical data of the use of bremelanotide and PDE5i drugs in ED patients, provides support that the combination of bremelanotide with a PDE5i, two active ingredients that act by different and distinct mechanisms of action, into a single drug product, has the potential to be synergistic, at lower doses, thereby reducing the potential for side effects.

Working with a collaborator, Palatin has developed a co-formulation of bremelanotide and a PDE5i which can be administered as a single injection. The initial trial for the clinical development program for this novel co-formulation will be a Phase 2 clinical study of bremelanotide co-administered with a PDE5i in ED patients who have not responded to PDE5i treatment. This study is currently expected to start in the fourth quarter of the calendar year 2023.

“PDE5i monotherapy in ED patients using Viagra®, Cialis® or Levitra® accounts for over $4 billion of annual sales in the United States, yet approximately 30%-40% of patients exhibit little or no response, said Carl Spana, Ph.D., President and Chief Executive Officer of Palatin. “This is a significant market with substantial unmet medical needs, and we believe that bremelanotide, co-administered with a PDE5i, would be synergistic and could benefit these non-responder patients.”

“PDE5i use has revolutionized the treatment of ED and is an effective treatment in two-thirds of men with ED, which means they are an ineffective treatment in one-third of patients,” said Irwin Goldstein, M.D., a leading specialist in diagnosing and treating sexual health issues and Director of San Diego Sexual Medicine. “The PDE5i non-responder population is substantial, consisting of millions of men with ED, and is growing. ED patients that fail PDE5i treatment have limited non-surgical options. I have used both PDE5i drugs and bremelanotide extensively in my practice for men with ED, and I believe a novel co-formulation of bremelanotide and a PDE5i, could be an effective pharmacologic treatment option for the PDE5i non-responder patients suffering from ED.”

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Bremelanotide (1.75mg) is the active agent in Vyleesi®, approved by the U.S. Food and Drug Administration (FDA) for the treatment of premenopausal women with hypoactive sexual desire disorder (HSDD).

As the first company to gain FDA approval for a melanocortin receptor molecule (Vyleesi for HSDD), Palatin has extensive expertise in the design and development of melanocortin- based therapeutics and the clinical development, regulatory approval and commercialization of treatments for sexual dysfunction.

Bremelanotide has been evaluated as a treatment for men with ED in numerous clinical studies demonstrating statistically and clinically significant improvements in their erectile function. This includes a clinical study evaluating bremelanotide in men who failed PDE5i treatment with significant improvement in the number of PDE5i failures who achieved successful intercourse. In a second study, intranasal bremelanotide was co-administered with a PDE5i and the erectile response with co-administration was statistically superior to the PDE5i alone. Both mentioned studies have been published in peer reviewed journals and the references are cited below.

Relevant publications evaluating bremelanotide co-administered with a PDE5i or in PDE5i failures include:

•	Diamond, LE et al. Co-Administration of Low Doses of Intranasal PT-141, a Melanocortin Receptor Agonist, and Sildenafil to Men with Erectile Dysfunction Results in an Enhanced Erectile Response. Urology 65: 755-759, 2005; and,

•	Safarinejad MR et al. Salvage of Sildenafil Failures with Bremelanotide: A Randomized, Double-blind, Placebo Controlled Study. J. Urology 179: 1066-1071, 2008.

About Erectile Dysfunction (ED)

Erectile dysfunction is the consistent inability to attain and maintain an erection sufficient for sexual intercourse. Up to 35% of men are non-responsive to standard therapies with phosphodiesterase-5 inhibitors such as sildenafil (Viagra®), vardenafil (Levitra®) and tadalafil (Cialis®). There are limited therapeutic options for ED patients non-responsive to phosphodiesterase-5 inhibitor therapy, including alprostadil for direct penis injection or urethral suppositories, surgical penile implants and various devices.

About Vyleesi® (bremelanotide injection) for Hypoactive Sexual Desire Disorder (HSDD)

Vyleesi is the first and only as-needed treatment approved by the FDA for premenopausal women with acquired, generalized HSDD.

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Palatin is actively seeking Vyleesi collaborations for the United States and for territories outside the currently licensed territories of China and Korea. Vyleesi is licensed to Fosun Pharma in China and Kwangdong Pharmaceuticals in South Korea.

Patients and healthcare providers can learn more about HSDD and Vyleesi at www.vyleesi.com and www.vyleesipro.com.

About Palatin

Palatin is a biopharmaceutical company developing first-in-class medicines based on molecules that modulate the activity of the melanocortin receptor systems, with targeted, receptor-specific product candidates for the treatment of diseases with significant unmet medical need and commercial potential. Palatin’s strategy is to develop products and then form marketing collaborations with industry leaders to maximize their commercial potential. For additional information regarding Palatin, please visit Palatin’s website at www.Palatin.com and follow Palatin on Twitter at @PalatinTech.

Forward-looking Statements

Statements in this press release that are not historical facts, including statements about future expectations of Palatin, such as statements about combination therapy with bremelanotide and a PDEi5, including results and potential market, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995. Palatin intends that such forward-looking statements be subject to the safe harbors created thereby. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause Palatin’s actual results to be materially different from its historical results or from any results expressed or implied by such forward-looking statements. Palatin’s actual results may differ materially from those discussed in the forward-looking statements for reasons including, but not limited to, results of clinical trials, regulatory actions by the FDA and other regulatory and the need for regulatory approvals, Palatin’s ability to fund development of its technology and establish and successfully complete clinical trials, the length of time and cost required to complete clinical trials and submit applications for regulatory approvals, products developed by competing pharmaceutical, biopharmaceutical and biotechnology companies, commercial acceptance of Palatin’s products, and other factors discussed in Palatin’s periodic filings with the Securities and Exchange Commission. Palatin is not responsible for updating events that occur after the date of this press release.

Investor Inquiries:	Media Inquiries:
Stephen T. Wills, CPA, MST	Paul Arndt, MBA, LifeSci Advisors
CFO/COO (609) 495-2200	Managing Director (646) 597-6992
Info@Palatin.com	Paul@LifeSciAdvisors.com

Palatin Technologies® and Vyleesi® are registered trademarks of Palatin Technologies, Inc.

All other trademarks are the property of their respective owners.

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